EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Increase 2.6%; EPS Increases to $29.03

MEMPHIS, Tenn., May 24, 2022 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $3.9 billion for its third quarter (12 weeks) ended May 7, 2022, an increase of 5.9% from the third quarter of fiscal 2021 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 2.6% for the quarter.

“We are very proud to report solid same store sales growth on top of last year’s remarkable 28.9%. Both our retail and commercial sales performance exceeded our expectations this quarter. While our commercial sales growth accelerated to 26.0%, our retail sales also remained healthy considering the tough comparison from a year ago. We continue to believe the initiatives we have in place position us well for our upcoming fourth quarter,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

For the quarter, gross profit, as a percentage of sales, was 51.91%, a decrease of 54 basis points versus the prior year. The decrease in gross margin was primarily driven by accelerated growth in our lower margin Commercial business. Operating expenses, as a percentage of sales, were 31.58% versus 30.44% last year. The increase in operating expenses, as a percentage of sales, was driven by payroll deleverage as last year’s historic comparable store sales drove significant leverage.

Operating profit decreased 2.2% to $785.7 million. Net income for the quarter decreased 0.6% over the same period last year to $592.6 million, while diluted earnings per share increased 9.6% to $29.03 from $26.48 in the year-ago quarter.

Under its share repurchase program, AutoZone repurchased 449 thousand shares of its common stock for $900 million during the third quarter, at an average price of $2,006 per share. At the end of the third quarter, the Company had $2.058 billion remaining under its current share repurchase authorization.

The Company’s inventory increased 13.9% over the same period last year, primarily driven by inflation with the remaining growth driven by our growth initiatives, including megahubs, hubs and new stores. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $216 thousand versus negative $167 thousand last year and negative $198 thousand last quarter.

“We remain committed to providing the best and safest place to shop for everyone’s automotive needs. During these unique and challenging times, we strive to deliver exceptional customer service while focusing on our growth initiatives. We will take nothing for granted as we continue to prudently invest in our business and remain focused on generating solid returns on capital. We are committed to our long-term approach of increasing operating earnings and free cash flows while utilizing our balance sheet effectively,” said Rhodes.

During the quarter ended May 7, 2022, AutoZone opened 24 new stores in the U.S., opened four stores in Mexico and three stores in Brazil. As of May 7, 2022, the Company had 6,115 stores in the U.S., 673 in Mexico and 58 in Brazil for a total store count of 6,846.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in all stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 24, 2022, beginning at 10:00 a.m. (EST) to discuss its third quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com and clicking on Investor Relations. Investors may also listen to the call by dialing (888) 506-0062, passcode AutoZone. In addition, a telephone replay will be available by dialing (877) 481-4010, replay passcode 45495 through June 7, 2022.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand, due to changes in fuel prices, miles driven or otherwise; energy prices; weather; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; the impact of public health issues, such as the ongoing global coronavirus pandemic; inflation; the ability to hire, train and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges in international markets; failure or interruption of our information technology systems; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; impact of tariffs; anticipated impact of new accounting standards; and business interruptions. Certain of these risks and uncertainties are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Company’s Annual Report on Form 10-K for the year ended August 28, 2021, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 3rd Quarter Highlights - Fiscal 2022

Condensed Consolidated Statements of Operations
3rd Quarter, FY2022
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	May 7, 2022	May 8, 2021

Net sales	$3,865,222	$3,651,023
Cost of sales	1,858,808	1,736,077
Gross profit	2,006,414	1,914,946
Operating, SG&A expenses	1,220,744	1,111,441
Operating profit (EBIT)	785,670	803,505
Interest expense, net	41,888	45,026
Income before taxes	743,782	758,479
Income tax expense(1)	151,211	162,315
Net income	$592,571	$596,164
Net income per share:
Basic	$29.93	$27.15
Diluted	$29.03	$26.48
Weighted average shares outstanding:
Basic	19,798	21,956
Diluted	20,414	22,515

(1)The twelve weeks ended May 7, 2022 and the comparable prior year period include $21.1M and $16.0M in tax benefits from stock option exercises, respectively

Year-To-Date 3rd Quarter, FY2022
(in thousands, except per share data)
	GAAP Results
	36 Weeks Ended	36 Weeks Ended
	May 7, 2022	May 8, 2021(2)

Net sales	$10,903,875	$9,716,101
Cost of sales	5,187,075	4,566,155
Gross profit	5,716,800	5,149,946
Operating, SG&A expenses	3,549,885	3,249,449
Operating profit (EBIT)	2,166,915	1,900,497
Interest expense, net	127,642	137,217
Income before taxes	2,039,273	1,763,280
Income taxes(1)	419,712	378,737
Net income	$1,619,561	$1,384,543
Net income per share:
Basic	$79.26	$61.24
Diluted	$76.90	$59.80
Weighted average shares outstanding:
Basic	20,433	22,609
Diluted	21,060	23,154

(1)The thirty-six weeks ended May 7, 2022 and the comparable prior year period include $55.9M and $35.2M in tax benefits from stock option exercises, respectively
(2)The thirty-six weeks ended May 8, 2021 was negatively impacted by pandemic related expenses, including Emergency Time-Off of approximately $46M (pre-tax)

Selected Balance Sheet Information
(in thousands)
	May 7, 2022	May 8, 2021	August 28, 2021

Cash and cash equivalents	$263,044	$975,646	$1,171,335
Merchandise inventories	5,313,114	4,665,477	4,639,813
Current assets	6,254,721	6,224,396	6,415,303
Property and equipment, net	4,971,626	4,683,149	4,856,891
Operating lease right-of-use assets	2,764,631	2,694,846	2,718,712
Total assets	14,520,565	14,137,946	14,516,199
Accounts payable	6,793,205	5,778,222	6,013,924
Current liabilities	8,064,076	7,013,249	7,369,754
Operating lease liabilities, less current portion	2,659,535	2,594,506	2,632,842
Total debt	6,057,444	5,267,896	5,269,820
Stockholders' deficit	(3,387,230)	(1,763,392)	(1,797,536)
Working capital	(1,809,355)	(788,853)	(954,451)

AutoZone's 3rd Quarter Highlights - Fiscal 2022

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)	Trailing 4 Quarters
	May 7, 2022	May 8, 2021
Net income	$2,405,332	$2,125,000
Add: Interest expense	185,762	202,854
Income tax expense	619,851	590,688
EBIT	3,210,945	2,918,542

Add: Depreciation and amortization	431,004	403,395
Rent expense(1)	360,076	339,193
Share-based expense	67,109	50,645
EBITDAR	$4,069,134	$3,711,775

Debt	$6,057,444	$5,267,896
Financing lease liabilities	288,483	228,597
Add: Rent x 6(1)	2,160,456	2,035,158
Adjusted debt	$8,506,383	$7,531,651

Adjusted debt to EBITDAR	2.1	2.0

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	Trailing 4 Quarters
	May 7, 2022	May 8, 2021
Net income	$2,405,332	$2,125,000
Adjustments:
Interest expense	185,762	202,854
Rent expense(1)	360,076	339,193
Tax effect(2)	(111,896)	(118,167)
Adjusted after-tax return	$2,839,274	$2,548,880

Average debt(3)	$5,541,462	$5,446,162
Average stockholders' deficit(3)	(2,442,077)	(1,364,932)
Add: Rent x 6(1)	2,160,456	2,035,158
Average financing lease liabilities(3)	268,111	227,061
Invested capital	$5,527,952	$6,343,449

Adjusted After-Tax ROIC	51.4%	40.2%

(1) The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the trailing four quarters ended May 7, 2022 and May 8, 2021

	Trailing 4 Quarters
(in thousands)	May 7, 2022	May 8, 2021
Total lease cost, per ASC 842	$451,601	$421,750
Less: Finance lease interest and amortization	(65,128)	(55,725)
Less: Variable operating lease components, related to insurance and common area maintenance	(26,397)	(26,832)

Rent expense	$360,076	$339,193

(2) Effective tax rate over trailing four quarters ended May 7, 2022 and May 8, 2021 is 20.5% and 21.8%, respectively
(3) All averages are computed based on trailing five quarter balances

Other Selected Financial Information
(in thousands)
	May 7, 2022	May 8, 2021
Cumulative share repurchases ($ since fiscal 1998)	$29,092,425	$24,832,432
Remaining share repurchase authorization ($)	2,057,575	1,317,568

Cumulative share repurchases (shares since fiscal 1998)	152,035	149,696

Shares outstanding, end of quarter	19,576	21,620

	12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
	May 7, 2022	May 8, 2021	May 7, 2022	May 8, 2021

Depreciation and amortization	$102,083	$94,017	$301,365	$278,044

Capital spending	161,207	137,009	369,350	375,653

AutoZone's 3rd Quarter Highlights - Fiscal 2022
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Store Count & Square Footage

12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
May 7, 2022	May 8, 2021	May 7, 2022	May 8, 2021
Domestic:
Beginning stores	6,091	5,951	6,051	5,885
Stores opened	24	25	65	91
Stores closed	-	(1)	(1)	(1)
Ending domestic stores	6,115	5,975	6,115	5,975

Relocated stores	4	6	8	11

Stores with commercial programs	5,276	5,107	5,276	5,107

Square footage (in thousands)	40,230	39,175	40,230	39,175

Mexico:
Beginning stores	669	628	664	621
Stores opened	4	7	9	14
Ending Mexico stores	673	635	673	635

Brazil:
Beginning stores	55	46	52	43
Stores opened	3	1	6	4
Ending Brazil stores	58	47	58	47

Total	6,846	6,657	6,846	6,657

Square footage (in thousands)	45,680	44,253	45,680	44,253
Square footage per store	6,673	6,648	6,673	6,648

Sales Statistics
($ in thousands, except sales per average square foot)
12 Weeks Ended	12 Weeks Ended	Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	May 7, 2022	May 8, 2021	May 7, 2022	May 8, 2021
Sales per average store	$556	$541	$2,301	$2,134
Sales per average square foot	$83	$81	$346	$321

Total Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$3,795,290	$3,590,281	$15,537,156	$14,024,674
% Increase vs. LY	5.7%	31.8%	10.8%	18.4%

Domestic Commercial
Total domestic commercial sales	$1,044,293	$828,569	$3,970,727	$3,138,398
% Increase vs. LY	26.0%	44.4%	26.5%	18.9%

Average sales per program per week	$16.6	$13.5	$14.7	$12.0
% Increase vs. LY	23.0%	39.2%	22.5%	17.6%

All Other, including ALLDATA
All other sales	$69,932	$60,742	$280,203	$237,395
% Increase vs. LY	15.1%	11.1%	18.0%	5.7%

12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
May 7, 2022	May 8, 2021	May 7, 2022	May 8, 2021
Domestic same store sales	2.6%	28.9%	9.5%	19.0%

Inventory Statistics (Total Stores)
as of	as of
May 7, 2022	May 8, 2021
Accounts payable/inventory	127.9%	123.9%

($ in thousands)
Inventory	$5,313,114	$4,665,477
Inventory per store	776	701
Net inventory (net of payables)	(1,480,091)	(1,112,745)
Net inventory / per store	(216)	(167)

Trailing 5 Quarters
May 7, 2022	May 8, 2021
Inventory turns	1.5	x	1.5	x